Exhibit 4.3

CERTIFICATE OF MERGER

MERGING

CMNW ACQUISITION CORPORATION

WITH AND INTO

ORTHOSUPPLY MANAGEMENT, INC.

OrthoSupply Management, Inc., a Delaware corporation ("OrthoSupply"), hereby certifies that:

1.  Incorporation. OrthoSupply was incorporated on August 4, 2005, pursuant to the Delaware General Corporation Law under the name "OrthoSupply Management, Inc."

2.  Constituent Corporations. Under the filing of this Certificate of Merger with the Secretary of State of the State of Delaware, CMNW Acquisition Corporation, a Nevada corporation ("CMNW"), will merge with and into OrthoSupply. Each of OrthoSupply and CMNW are referred to herein as a "Constituent Corporation").

3.  Approval of the Agreement and Plan of Merger and Reorganization. An Agreement and Plan of Merger setting forth the terms and conditions of the merger of CMNW with and into OrthoSupply (the "Merger Agreement"), whereby OrthoSupply will continue as the surviving corporation, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the Delaware General Corporation Law.

4.  Surviving Corporation. The name of the corporation surviving the merger is OrthoSupply Management, Inc., a Delaware corporation.

5.  Amended and Restated Certificate of Incorporation. The Certificate of Incorporation of OrthoSupply is hereby amended and restated to read as set forth in Exhibit A hereto, and said Amended and Restated Certificate of Incorporation shall be the Certificate of Incorporation of the surviving corporation until further amended.

6.  Merger Agreement on File. An executed copy of the Merger Agreement is on file at an office of OrthoSupply located at 237 Cedar Hill Street, Suite 4, Marlboro, MA 01752.

7.  Copies of the Merger Agreement. Any stockholder of either Constituent Corporation may obtain a copy of the Merger Agreement, without cost, by requesting such copy from OrthoSupply.

[signature page follows]

Certificate Of MergerMerging OrthoSupply Management, Inc.With and into CMNW Acquisition CorporationPage of

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger on behalf of OrthoSupply Management, Inc., on December ___, 2005.

ORTHOSUPPLY MANAGEMENT, INC.

______________________________________
By: Brian Lesperance
Its: President

Certificate Of MergerMerging OrthoSupply Management, Inc.With and into CMNW Acquisition CorporationPage of

Exhibit A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ORTHOSUPPLY MANAGEMENT, INC.

FIRST: The name of the corporation is:

OrthoSupply Management, Inc.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is three thousand (3,000), and the par value of each of such share is one cent ($0.01), amounting in the aggregate to thirty dollars ($30.00) of capital stock.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for defining and regulating the powers of the corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the corporation by statute:

(a)	The election of directors need not be by written ballot.

(b)	The Board of Directors shall have the power and authority:

(1)	to adopt, amend or repeal by-laws of the corporation, subject only to such limitation, if any, as may be from time to time imposed by law or by the by-laws; and

(2)
to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the corporation, including after-acquired property, and to exercise all of the powers of the corporation in connection therewith; and

(3)
subject to any provision of the by-laws, to determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or paper of the corporation except as conferred by statute or authorized by the by-laws or by the Board of Directors.

SIXTH: No director of the corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Sixth shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.